As filed with the Securities and Exchange Commission on October 5, 2011.
Registration No. 333-___________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WORLD SURVEILLANCE GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	88-0292161
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

State Road 405, Building M6-306A, Room 1400
Kennedy Space Center, Florida 32815
(321) 452-3545
(Address of Principal Executive Offices, Including Zip Code)

2004 Employee Stock Option Plan
2011 Equity Compensation Incentive Plan
Non-Qualified Stock Options
(Full title of the plan)

Glenn D. Estrella
President and Chief Executive Officer
WORLD SURVEILLANCE GROUP INC.
State Road 405, Building M6-306A, Room 1400
Kennedy Space Center, Florida 32815
(Name and address of agent for service)

(321) 452-3545
(Telephone number, including area code, of agent for service)

Copies to:

Barbara M. Johnson, Esq.	Stephen M. Fleming, Esq.
World Surveillance Group Inc.	Fleming PLLC
State Road 405, Building M6-306A, Room 1400	49 Front Street, Suite 206
Kennedy Space Center, Florida 32815	Rockville Centre, NY 11570
(321) 452-3545	(516) 833-5034

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☐
Non- accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (4)
2004 Employee Stock Option Plan, Common Stock, $0.00001 par value	27,166,667 shares	$0.078(2)	$2,119,000	$246
Non-Qualified Stock Options, Common Stock, $0.00001 par value	11,750,000 shares	$0.075(2)	$881,250	$102
2011 Equity Compensation Incentive Plan, Common Stock, $0.00001 par value	25,000,000 shares	$0.065(3)	$1,625,000	$189
Total	63,916,667		$4,625,250	$537

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also beingregistered such additional Common Stock as may become issuable pursuant to the adjustment provisions of the 2004 Employee Stock Option Plan, the Non-Qualified Stock Options and the 2011 Equity Compensation Incentive Plan.

(2)
Such shares are issuable upon exercise of outstanding options with fixed exercise prices.  Pursuant to Rule 457(h) of the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised.

(3)
The price of $0.065 per share, which is the average of the high and low sales prices per share of Common Stockas reported on the OTCBB on September 30, 2011 is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act and has been used only for those shares without a fixed exercise price.

(4)	Calculated pursuant to Section 6(b) of the Securities Act.

PART I
INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.  In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PROSPECTUS

The material which follows constitutes a prospectus prepared in accordance with the applicable requirements of General Instruction C to Form S-8, to be used in connection with reoffers and resales of control securities acquired from World Surveillance Group Inc. by the persons listed as selling shareholders.

Dated October 5, 2011

WORLD SURVEILLANCE GROUP INC.

63,916,667 Shares of Common Stock Issuable under the 2004 Employee Stock Option Plan, the Non-Qualified Stock Options and the 2011 Equity Compensation Incentive Plan

This Prospectus relates to the public resale, from time to time, of an aggregate of 63,916,667 shares (the “Shares”) of our Common Stock, $0.00001 par value (the “Common Stock”), by certain shareholders identified below in the section entitled “The Selling Shareholders.” These Shares may be acquired upon the exercise of the Non-Qualified Stock Options (the “Non-Qualified Options”) or stock options granted pursuant to our 2004 Employee Stock Option Plan (the “2004 Plan”) or our 2011 Equity Compensation Incentive Plan (the “2011 Plan,” and together with the 2004 Plan, the “Plans”), the vesting of restricted stock and restricted stock units granted pursuant to the 2011 Plan and the acquisition of Shares pursuant to other Awards granted under the 2011 Plan.

We will not receive any of the proceeds from the sale by the Selling Shareholders of the Shares covered by this Prospectus.

We have not entered into any underwriting arrangements in connection with the sale of Shares. The Shares may be sold from time to time by the Selling Shareholders or by permitted pledgees, donees, transferees or other permitted successors in interest and may be made on the OTCBB at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

Our Common Stock is traded on the OTCBB under the symbol “WSGI.”  On September 30, 2011, the closing sale price of our Common Stock on the OTCBB was $0.07 per share.

INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE “RISK FACTORS” BEGINNING ON PAGE 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is October 5, 2011

PROSPECTUS
TABLE OF CONTENTS

You should rely only on the information contained in this Prospectus.  We have not authorized anyone to provide you with information different from that contained in this Prospectus.  The Selling Shareholders, from time to time, will offer to sell Shares of Common Stock only in jurisdictions where offers and sales are permitted.  The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the Common Stock.  Unless otherwise indicated or unless the context otherwise requires, all references in this Prospectus to “WSGI,” the “Company,” “we,” “our,” “us” and similar expressions are references to World Surveillance Group Inc. and, depending on the context, its subsidiaries.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.

WORLD SURVEILLANCE GROUP INC.

Our Company and Business

We design, develop and market, and intend to sell, autonomous lighter-than-air (LTA) unmanned aerial vehicles (UAVs) capable of carrying payloads that provide persistent security and/or wireless communications from air to ground solutions at low, mid and high altitudes.  Our airships, when integrated with electronics systems and other high technology payloads, are designed for use by government-related and commercial entities that require real-time intelligence, surveillance and reconnaissance or communications support for military, homeland defense, border control, drug interdiction, natural disaster relief and maritime missions.

Through our wholly owned subsidiary Global Telesat Corp. (GTC), we provide mobile voice and data communications services globally via satellite to the U.S. government and defense industry end users. GTC specializes in services related to the Globalstar satellite constellation, including ground station construction, satellite telecommunications voice airtime and tracking services.  GTC is also an authorized reseller of satellite telecommunications services offered by other leading satellite network providers such as Inmarsat, Iridium and Thuraya. GTC’s equipment is installed in various ground stations across Africa, Asia, Australia, Europe and South America.

Corporate Information

From 2002 to 2007, the Company was involved in the following businesses through various subsidiaries, all of which operations we have discontinued except the airship business:

•	stored value card services;
•	wholesale telecommunications services;
•	voice over IP;
•	wireless broadband; and
•	high altitude airships.

In 2007, we began focusing exclusively on the LTA UAV market opportunities through our wholly owned subsidiary at the time, Sanswire Networks LLC. On September 22, 2008 we filed a Certificate of Merger with the Secretary of State of the State of Delaware pursuant to which our newly formed wholly-owned subsidiary, Sanswire Corp., a Delaware corporation, was merged into us and our corporate name was changed from GlobeTel Communications Corp. to Sanswire Corp. Effective April 19, 2011, we merged a newly created, wholly-owned Delaware subsidiary, World Surveillance Group Inc., with and into us, with our company being the surviving corporation.  Our Restated Certificate of Incorporation is the charter of the surviving corporation except that our name has been changed to World Surveillance Group Inc.  In connection with the change of our corporate name, effective April 25th our stock ticker symbol, under which our common stock is now traded, was changed to “WSGI”.

On May 25, 2011 we completed our acquisition of privately-held Global Telesat Corp.  We acquired 100% of the issued and outstanding securities of GTC, making GTC a wholly owned subsidiary of the Company. GTC supplies satellite based tracking and communication solutions to the U.S. Government and commercial customers.

Our current principal office is at State Road 405, Building M6-306A, Room 1400, Kennedy Space Center, FL 32815, our mailing address is Mail Code: SWC, Kennedy Space Center, FL 32899, and our telephone number at that location is (321) 452-3545.  Our internet address is www.wsgi.com. Information contained on our website is not a part of this Prospectus and the inclusion of our website address in this Prospectus is an inactive textual reference only.

World Surveillance Group, Global Telesat, GTC, the World Surveillance Group and Global Telesat logos and other trademarks or service marks of World Surveillance Group appearing in this Prospectus are the property of World Surveillance Group Inc. Trade names, trademarks and service marks of other companies appearing in this Prospectus are the property of their respective holders.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This Prospectus contains forward-looking statements that reflect our current views relating to future events or our future financial performance.  These forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions, particularly the matters set forth in “Risk Factors” below, which could cause actual events or results to differ materially from historical results or those indicated by such forward-looking statements.  All statements contained in this Prospectus that refer to future events or do not describe historical facts constitute forward-looking statements.   In some cases you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” or the negative or plural of these words or similar expressions. These forward-looking statements include, but are not limited to, statements concerning the following:

•	our need to raise significant additional capital to continue our operations;

•	our ability to generate revenue from product sales;

•	our history of operating losses and our ability to continue as a going concern;

•	our substantial indebtedness;

•	our exclusive or heavy reliance on our technical partner, Eastcor Engineering, and Globalstar;

•	our ability to integrate the operations and products of GTC and to achieve the benefits and synergies of the acquisition;

•	our ability to successfully commercialize our products, deal with government customers or expand into new markets;

•	various government regulations regarding our products;

•	our ability to successfully fight claims and litigations against us or to satisfy or settle existing judgments;

•	our ability to protect our intellectual property and not infringe on others intellectual property rights;

•	the attraction and retention of qualified employees and key personnel; and

•	other risk factors included under “Risk Factors” in this prospectus.

Each of these factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission.  Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this Prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this Prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this Prospectus and have filed with the SEC as exhibits to the Registration Statement of which this Prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

RISK FACTORS

Investing in or purchasing shares of our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this Prospectus, including our consolidated financial statements and related notes, before deciding whether to purchase or invest in shares of our common stock. If any of the following risks are realized, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price of our common stock would likely decline, and you could lose part or all of your investment in our common stock.

Risks Related to Our Business and Industry

We need to raise a significant amount of additional capital to continue our operations which capital may be costly and difficult to obtain, and if we are unable to raise additional capital, we would likely have to delay, curtail, scale back or terminate some or all of our operations, prematurely sell some or all of our assets, merge with or be acquired by another company, or possibly shut down our operations.

We need to raise significant additional capital in order to meet our cash requirements to fully implement our business plan and continue our operations during the next twelve months.  We will not receive any proceeds from this offering.  At June 30, 2011, we had $709,857 of cash and cash equivalents, we had negative working capital of $16,897,841 and we had a net loss from operations of $2,118,963 for the six months ended June 30, 2011.  We expect to use the funds to expand and accelerate our research and development efforts, increase our manufacturing facilities, hire additional sales and other personnel, implement additional corporate governance measures, attract independent board members and for other operating activities.  We will, as we deem necessary and prudent, continue to seek to raise additional capital through various financing alternatives, including the private or public sale of equity or debt securities, bank financing or corporate partnering arrangements.   We continue to have discussions with Space Florida and other entities relating to funding, but there can be no assurance that such funding will be received in the amounts required, on a timely basis, or at all.  We do not have any firm commitments for additional capital from third parties or from our officers, directors or shareholders.  Although our officers and directors or their affiliates have in the past provided us with or helped us obtain capital, they are not legally bound to do so.  We may not be able to raise additional capital on terms acceptable to us or at all.   In order to attract new investors and raise additional capital, we may be forced to provide rights and preferences to new investors that are not available to current stockholders and that may be adverse to existing investors.  If we do not receive adequate additional financing on terms satisfactory to us on a timely basis, or at all, we would not be able to meet our cash payment obligations or fully implement our business plan.  We would likely also have to delay, curtail, scale back or terminate some or all of our operations that could hurt our future performance, prematurely sell some or all of our assets on undesirable terms, merge with or be acquired by another company on unsatisfactory terms, or possibly shut down our operations.

We have a history of operating losses that we anticipate will continue for the foreseeable future.

We have a history of losses from operations and we anticipate that for the foreseeable future, we will continue to experience losses from operations.  Those losses have resulted principally from costs incurred in our research and development efforts, and from general and administrative costs associated with our business.  We had a net loss from operations of $2,118,963 for the six months ended June 30, 2011, and a net loss from operations of $3,328,247 during the same period of 2010.  Our accumulated deficit through June 30, 2011 was $144,624,731.  We expect to continue to incur net losses from operations for the next several quarters as we continue to develop and seek to commercialize our products.

We have incurred substantial indebtedness and may be unable to service our debt.

Our indebtedness at June 30, 2011 was $16,120,418.  A portion of such indebtedness reflects judicial judgments against us that could result in liens being placed on our bank accounts or assets.  We are reviewing our ability to further reduce this debt level due to the age and/or settlement of certain payables but we may not be able to do so.  This level of indebtedness could, among other things:

•	make it difficult for us to make payments on this debt and other obligations;
•	make it difficult for us to obtain future financing;
•	require us to redirect significant amounts of cash from operations to servicing the debt;
•	require us to take measures such as the reduction in scale of our operations that might hurt our future performance in order to satisfy our debt obligations; and
•	make us more vulnerable to bankruptcy or an unwanted acquisition on terms unsatisfactory to us.

Our independent auditors have issued a report questioning our ability to continue as a going concern, which may impair our ability to raise additional financing.

The report of our independent auditors contained in our consolidated financial statements for the years ended December 31, 2010 and 2009 explains that we have incurred substantial operating losses and raises substantial doubt about our ability to continue as a going concern. Analysts and investors view reports of independent auditors questioning a company’s ability to continue as a going concern unfavorably. This report may make it difficult for us to raise additional debt or equity financing necessary to continue our business operations and the development of our airships. Potential investors should review this report before making a decision to invest in the Company.

We rely exclusively on our technical partner, Eastcor Engineering, for the development and commercialization of our products.

We currently rely exclusively on our technical partner, Eastcor Engineering, for the development and commercialization of our airships.  We currently have no technical personnel as employees of the Company. While we believe the relationship with Eastcor to be very strong, there is no assurance that it will always remain so. If this relationship were to break down or terminate or if we were to lose the services of Eastcor, since we do not have an alternative technical partner, it would cause a significant delay in our ability to continue to develop, manufacture and sell our airships, postpone commercial revenue to us and increase the costs related to such development and commercialization. We had an agreement with Eastcor which expired in accordance with its terms and we are presently negotiating a new agreement with Eastcor to outline each party’s responsibilities. There is no guarantee, however, that we will be able to enter into a definitive agreement. Pursuant to a Settlement Agreement, we recently terminated all the existing agreements we had with TAO Technologies, our former technology partner, and have dissolved the joint venture we had with TAO.  While we are open to discussing with TAO a potential future relationship, there can be no assurance that a future relationship will exist or what the terms of any such a relationship could be.

Our subsidiary GTC relies heavily on the Globalstar satellite network to provide its services and generate revenue.

GTC specializes in services offered through the Globalstar satellite network, and thus its future revenue growth from this part of the business is directly related to the reliability of the Globalstar network. The Globalstar satellite constellation has deteriorated over time resulting in substantially reduced ability to provide two-way communications, or duplex services, although the constellation continues to provide reliable one-way communications, or simplex services.   The deterioration of Globalstar’s network has had a significant negative impact on Globalstar’s financial results from 2007 through today.  While a majority of GTC’s contracts have related to simplex services which did not degrade and therefore those contracts were unaffected, the deterioration impacted GTC’s ability to provide reliable service on a significant government contract awarded to GTC to provide satellite airtime minutes through the Globalstar network (other smaller contracts for satellite airtime minutes were unaffected).  As a result of the degradation, GTC was unable to offer reliable duplex services to this government customer and therefore only fulfilled approximately 15% of the contract and the contract was terminated.  Globalstar is currently in the process of launching 24 second-generation satellites.  Six of these were successfully launched in October 2010, a further six were launched successfully in July 2011, and an additional two launches are planned before the end of 2011. Once the remaining launches are complete and the second-generation satellite constellation is fully deployed, Globalstar expects to provide high quality mobile satellite voice and fast mobile satellite handset data services to commercial and government customers in more than 120 countries.  This should help GTC to provide significantly more reliable service to customers and may allow GTC to pursue a new contract with such government customer.

The acquisition of GTC may not be accretive and may cause dilution to our earnings per share, which may negatively affect the market price of our common stock.

As we only recently acquired GTC, we are uncertain as to whether GTC will be accretive to our net income per share in our quarter beginning July 1, 2011.  We may encounter additional transaction-related costs or other factors such as the failure to realize all of the benefits anticipated in the acquisition. All of these factors could cause dilution to our earnings per share or decrease or delay any accretive effect of the acquisition and cause a decrease in the market price of our common stock.

Combining our business with GTC may be more difficult, costly or time-consuming than expected, which may adversely affect our results of operations and adversely affect the value of our common stock following the acquisition.

We completed the GTC acquisition because we believe that the acquisition will be beneficial to our company and our stockholders. The success of the acquisition will depend, in part, on our and GTC’s ability to realize the anticipated benefits and synergies from combining our businesses. To realize these anticipated benefits, we must successfully combine our businesses in an efficient and effective manner. If we are not able to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits and cost savings of the acquisition may not be realized fully, or at all, or may take longer to realize than expected, and the value of our common stock may be adversely affected.

We and GTC have operated independently of each other. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our or GTC’s ability to maintain relationships with customers, employees, suppliers and other business partners following the acquisition or to achieve the anticipated benefits of the acquisition. Specifically, issues that must be addressed in integrating the operations of GTC into our operations in order to realize the anticipated benefits of the acquisition include, among other things:

•	integrating and optimizing the utilization of the properties, equipment, suppliers, distribution channels, manufacturing, marketing, promotion and sales activities and information technologies;

•	integrating and expanding product offerings and opportunities;

•	consolidating corporate and administrative infrastructures;

•	coordinating geographically dispersed organizations;

•	retaining existing customers and attracting new customers as well as leveraging the customer and partner relationships of the parties; and

•	conforming standards, controls, procedures and policies, business cultures and compensation structures between the companies.

Integration efforts between the two companies will also divert management attention and resources. An inability to realize the full extent of the anticipated benefits of the acquisition, as well as any delays encountered in the integration process, could have an adverse effect upon our results of operations, which may affect adversely the value of our common stock after the acquisition.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual synergies, if achieved at all, may be lower than what we expect and may take longer to achieve than anticipated. If we are not able to adequately address these challenges, we may be unable to successfully integrate GTC’s operations into our own or to realize the anticipated benefits of the integration of the two companies.

The financial results of the combined company may materially differ from the historical pro forma financial information presented in the Current Report on Form 8-K that we filed with the SEC .

The historical pro forma financial information presented in the Current Report on Form 8-K that we filed with the SEC reflects the estimates, assumptions and judgments made by management of the Company and GTC. These estimates, assumptions and judgments affect the reported amounts of assets and liabilities as of the dates presented as well as revenue and expenses reported for the periods presented. The resolution of differences between the two companies’ accounting policies and methods, including estimates, assumptions and judgments, may result in materially different financial information than is presented in the historical pro forma financial statements.

We may pursue other strategic transactions in the future, which could be difficult to implement, disrupt our business or change our business profile significantly.

We entered into a joint venture in 2008 with our then technology partner TAO Technologies.  Although we are open to discussing a potential future relationship with TAO, we have terminated all of the agreements between us and TAO and we have dissolved the joint venture . We will continue to consider potential strategic transactions, which could involve acquisitions or dispositions of businesses or assets, joint ventures or investments in businesses, products or technologies that expand, complement or otherwise relate to our current or future business. We may also consider, from time to time, opportunities to engage in joint ventures or other business collaborations with third parties to address particular market segments. These activities create risks such as: (i) the need to integrate and manage the businesses and products acquired with our own business and products, (ii) additional demands on our resources, systems, procedures and controls, (iii) disruption of our ongoing business, and (iv) diversion of management’s attention from other business concerns. Moreover, these transactions could involve: (a) substantial investment of funds or financings by issuance of debt or equity securities; (b) substantial investment with respect to technology transfers and operational integration; and (c) the acquisition or disposition of product lines or businesses. Also, such activities could result in one-time charges and expenses and have the potential to either dilute the interests of existing shareholders or result in the issuance of, or assumption of debt. Such acquisitions, investments, joint ventures or other business collaborations may involve significant commitments of financial and other resources of our company. Any such activity may not be successful in generating revenue, income or other returns to us, and the resources committed to such activities will not be available to us for other purposes. Moreover, if we are unable to access capital markets on acceptable terms or at all, we may not be able to consummate acquisitions, or may have to do so on the basis of a less than optimal capital structure. Our inability: (i) to take advantage of growth opportunities for our business or for our products, or (ii) to address risks associated with acquisitions or investments in businesses, may negatively affect our operating results. Additionally, any impairment of goodwill or other intangible assets acquired in an acquisition or in an investment, or charges to earnings associated with any acquisition or investment activity, may materially reduce our earnings.   These future acquisitions or joint ventures may not result in their anticipated benefits and we may not be able to properly integrate acquired products, technologies or businesses, with our existing products and operations or combine personnel and cultures.  Failure to do so could deprive us of the intended benefits of those acquisitions.

Product development is a long, expensive and uncertain process.

The development of LTA UAVs is a costly, complex and time-consuming process, and the investment in product development often involves a long wait until a return, if any, is achieved on such investment.  We make and will continue to make significant investments in research and development relating to our airships and our other businesses.  Investments in new technology and processes are inherently speculative. We have experienced numerous setbacks and delays in our research and development efforts and may encounter further obstacles in the course of the development of additional technologies and products.  We may not be able to overcome these obstacles or may have to expend significant additional funds and time. Technical obstacles and challenges we encounter in our research and development process may result in delays in or abandonment of product commercialization, may substantially increase the costs of development, and may negatively affect our results of operations.

Successful technical development of our products does not guarantee successful commercialization.

We may successfully complete the technical development for one or all of our product development programs, but still fail to develop a commercially successful product for a number of reasons, including among others the following:

•	failure to obtain the required regulatory approvals for their use;
•	prohibitive production costs;
•	competing products;
•	lack of innovation of the product;
•	ineffective distribution and marketing;
•	lack of sufficient cooperation from our partners; and
•	demonstrations of the airships not aligning with or meeting customer needs.

We have not yet sold any of our airships in the commercial marketplace and our success in the market for the products we develop will depend largely on our ability to prove our airships’ capabilities.  Upon demonstration, our airships may not have the capabilities they were designed to have or that we believed they would have.  Furthermore, even if we do successfully demonstrate our airships’ capabilities, potential customers may be more comfortable doing business with a larger, more established, more proven company than us. Moreover, competing products may prevent us from gaining wide market acceptance of our products.  Significant revenue from new product investments may not be achieved for a number of years, if at all.

GTC has developed various simplex satellite tracking devices that are capable of transmitting locational and other information from any location within the Globalstar satellite network. Although GTC can sell to U.S. government customers without the need for any form of certification, GTC can not sell such tracking devices commercially without certification from Globalstar and the Federal Communications Commission for use in the U.S., and from comparable entities globally, like CE Mark.  GTC has begun the process to apply for certification to sell these devices both in the U.S. and globally and GTC plans to have a worldwide target customer base with no cost basis on the monthly service plans sold with each device. Although GTC believes the likelihood of obtaining theses certifications is high due to its experience in producing these tracking devices for government customers combined with its knowledge and experience of the Globalstar network and their certifications requirements, there is no guarantee that GTC will be able to certify its tracking devices.  Moreover, in the past, the Company has dealt specifically with U.S. government customers but intends to try to expand this customer base and make maximum use of the free accounts to generate increased revenue.  We cannot assure you, however, that GTC will be successful doing so.

Our potential customers are likely to be government or government-related entities that are subject to appropriations by Congress and reduced funding for defense procurement and research and development programs would likely adversely impact our ability to generate revenues.

We anticipate that the majority of our revenue (for both our airships and GTC) at least in the foreseeable future will come from U.S. government and government-related entities, including both the Department of Defense and other departments and agencies.  Government programs that we may seek to participate in and contracts for the construction of satellite ground stations must compete with other programs for consideration during Congress’ budget and appropriations hearings, and may be affected by changes not only in political power and appointments but also general economic conditions and other factors beyond our control.  Reductions, extensions or terminations in a program that we are seeking to participate in or overall defense or other spending could adversely affect our ability to generate revenues and realize any profits.  We cannot predict whether potential changes in security, defense, communications and intelligence priorities will afford opportunities for our business in terms of research and development or product contracts, but any reduction in government spending on such programs could negatively impact our ability to generate revenues.

We may not qualify as a U.S. government contractor, and if we do, we will be subject to a number of procurement rules and regulations.

We have not yet been qualified to be a contractor, and have done no business yet, with the U.S. Government (although our recently acquired subsidiary GTC has done so) and if we fail to so qualify, our ability to generate revenues would be severely affected.   As the parent company of GTC, we are not, however, required to be qualified as a government contractor in order for GTC to qualify for new government contracts. If we do so qualify, to do business with the U.S. government, we will be required to comply with and will be affected by laws and regulations relating to the award, administration and performance of U.S. contracts, as is GTC.  Government contract laws and regulations affect how we will do business with our customers, and in some instances, will impose added costs on our business.  A violation of specific laws and regulations could result in the imposition of fines and penalties, the termination of any then existing contracts or the inability to bid on future contracts.

Our airships are subject to significant governmental regulation, including FAA regulations that currently prohibit us from performing any untethered flight testing of our UAVs in commercial airspace until we receive a clearance certification from the FAA which is difficult and time-consuming to obtain, and such regulations could significantly increase our research and development costs and could limit our ability to generate revenues.

Our airships are subject to regulation by the Federal Aviation Administration (FAA), which currently does not allow any untethered flights by UAVs in commercial airspace in the U.S. without prior FAA clearance certifications that are difficult and time-consuming to obtain.  The FAA is evaluating how to address such flights by UAVs in U.S. commercial airspace. This increases our costs of research and development by requiring us to procure access to restricted airspace for our testing and demonstrations of our airships.  We do not know if or when these regulations may change.  If the FAA continues to prohibit flights by UAVs prior to such certifications, our ability to generate revenues may be significantly adversely affected.  International sales of our products may also be subject to U.S. laws, regulations and policies like the International Traffic in Arms Regulations (ITAR) and other export laws and regulations and may be subject to first obtaining licenses, clearances or authorizations from various regulatory entities.   If we are not allowed to export our airships or the clearance process is burdensome, our ability to generate revenue would be adversely affected.  The failure to comply with any of these regulations could adversely affect our ability to conduct our business and generate revenues as well as increasing our operating costs.

The nature of our business involves significant risks and uncertainties that may not be covered by insurance or indemnity.

We develop and intend to sell products where insurance or indemnification may not be available, including:

•
Designing and developing products using advanced and unproven technologies and airships in intelligence and homeland security applications that are intended to operate in high demand, high risk situations; and

•	Designing and developing products to collect, distribute and analyze various types of information.

Failure of our airships could result in loss of life or property damage.  Certain products may raise questions with respect to issues of civil liberties, intellectual property, trespass, conversion and similar concepts, which may raise new legal issues.  Indemnification to cover potential claims or liabilities resulting from a failure of technologies developed or deployed may be available in certain circumstances but not in others.  We are not able to maintain insurance to protect against all operational risks and uncertainties.   Substantial claims resulting from an accident, failure of our product, or liability arising from our products in excess of any indemnity or insurance coverage (or for which indemnity or insurance is not available or was not obtained) could harm our financial condition, cash flows, and operating results.  Any accident, even if fully covered or insured, could negatively affect our reputation among our customers and the public, and make it more difficult for us to compete effectively.

We compete with companies that have significantly more resources than us and already have government contracts for the development of an airship.

A number of our competitors have received considerable funding from government or government-related sources to develop and build a mid- or high-altitude UAV.  Most of these organizations and many of our other competitors have greater financial, technical, manufacturing, marketing and sales resources and capabilities than we do.  Our products will compete both with not only other lighter-than-air UAVs but also with heavier-than-air fixed wing aircraft, manned aircraft, communications satellites, and tethered aerostats and balloons.  We anticipate increasing competition as a result of defense industry consolidation, which has enabled companies to enhance their competitive position and ability to compete against us.  In addition, other companies may introduce competing airships or solutions based on alternative technologies that may adversely affect our competitive position.  As a result, our products may become less or non-competitive or obsolete.  If we are not able to compete successfully against our current and future competitors, we may fail to generate revenues and our financial condition would be adversely affected.

We are subject to a number of lawsuits that could result in material judgments against us.

We are defendants in a number of litigation matters and are subject to various other claims and demands mostly related to the operation of the Company’s business by prior management.   These matters may divert financial and management resources that would otherwise be used to benefit our operations.  We intend to aggressively defend ourselves in each of these proceedings but no assurances can be give that the results of these matters will be favorable to us. An adverse resolution or outcome of any of these lawsuits, claims or demands that cannot be predicted with certainty or potential settlements of such matters could adversely affect our business and financial condition, or could result in us having to issue freely tradable shares which could hurt our share price.  Any claims and litigation, even if fully reserved or insured for, could negatively impact our reputation among our customers and the public and make it more difficult for us to raise capital, secure contracts or to compete effectively.

If we fail to protect our intellectual property rights, we could lose our ability to compete in the marketplace.

Our intellectual property and proprietary rights are one of the keys to our performance and ability to remain competitive and are necessary for the success of our products and our business. Patent protection can be limited and not all intellectual property is or can be patented. We rely on a combination of patent, trademark, copyright, and trade secret laws as well as confidentiality agreements and procedures, non-compete agreements and other contractual provisions to protect our intellectual property, other proprietary rights and our brand.  We have little protection when we must rely on trade secrets and nondisclosure agreements.  We filed a provisional patent application on our Argus One airship in February 2011 and intend to continue to expand the patent protection for our airships and other products as we deem appropriate, but there can be no assurance that we will be able to secure any such patent protection.  Our intellectual property rights may be challenged, invalidated or circumvented by third parties. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by employees or competitors. Furthermore, our competitors may independently develop technologies and products that are substantially equivalent or superior to our technologies and/or products, which could result in decreased revenues.  Moreover, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the U.S. Litigation may be necessary to enforce our intellectual property rights which could result in substantial costs to us and substantial diversion of management attention. If we do not adequately protect our intellectual property, our competitors could use it to enhance their products.  Our inability to adequately protect our intellectual property rights could adversely affect our business and financial condition, and the value of our brand and other intangible assets.

Other companies may claim that we infringe their intellectual property, which could materially increase our costs and harm our ability to generate future revenue and profit.

We do not believe our airship technologies infringe the proprietary rights of any third party, but claims of infringement are becoming increasingly common and third parties may assert infringement claims against us.  It may be difficult or impossible to identify, prior to receipt of notice from a third party, the trade secrets, patent position or other intellectual property rights of a third party, either in the United States or in foreign jurisdictions. Any such assertion may result in litigation or may require us to obtain a license for the intellectual property rights of third parties.  If we are required to obtain licenses to use any third party technology, we would have to pay royalties, which may significantly reduce any profit on our products.  In addition, any such litigation could be expensive and disruptive to our ability to generate revenue or enter into new market opportunities.  If any of our products were found to infringe other parties’ proprietary rights and we are unable to come to terms regarding a license with such parties, we may be forced to modify our products to make them non-infringing or to cease production of such products altogether.

If we are unable to recruit and retain key management, technical and sales personnel, our business would be negatively affected.

For our business to be successful, we need to attract and retain highly qualified technical, management and sales personnel.  As of June 30, 2011 we employed 5 employees and relied heavily on outside partners and contractors. The failure to recruit additional key personnel when needed with specific qualifications and on acceptable terms might impede our ability to continue to develop, commercialize and sell our products.  To the extent the demand for skilled personnel exceeds supply, we could experience higher labor, recruiting and training costs in order to attract and retain such employees.  The loss of any members of our management team may also delay or impair achievement of our business objectives and result in business disruptions due to the time needed for their replacements to be recruited and become familiar with our business.  We face competition for qualified personnel from other companies with significantly more resources available to them and thus may not be able to attract the level of personnel needed for our business to succeed.

The control deficiencies in our internal control over financial reporting may until remedied cause errors in our financial statements or cause our filings with the Securities and Exchange Commission (SEC) to not be timely.

We have identified control deficiencies in our internal control over financial reporting as of the evaluation done by management as of June 30, 2011, including those related to (i) an ineffective global control environment such that control deficiencies in various other components of internal control could lead the auditor to conclude that a significant deficiency or material weakness exists in the control environment, (ii) absent or inadequate segregation of duties within a significant account or process, (iii) inadequate documentation of the components of internal control, (iv) failure to perform reconciliations of significant accounts, and (v) inadequate design of information technology general and application controls that prevent the information system from providing complete and accurate information consistent with financial reporting objectives and current needs.  If our internal control over financial reporting or disclosure controls and procedures are not effective, there may be errors in our financial statements that could require a restatement or our filings may not be timely made with the SEC. Based on the work undertaken and performed by us, however, we believe the consolidated financial statements contained in our reports filed with the SEC are fairly stated in all material respects in accordance with GAAP for each of the periods presented.  We are implementing additional corporate governance and control measures to strengthen our control environment, but we may not achieve our desired objectives. Moreover, no control environment, no matter how well designed and operated, can prevent or detect all errors or fraud.  We may identify material weaknesses and control deficiencies in our internal control over financial reporting in the future that may require remediation and could lead investors losing confidence in our reported financial information, which could lead to a decline in our stock price.

Businesses we acquire may have disclosure controls and procedures and internal controls over financial reporting that are weaker than or otherwise not in conformity with ours.

Upon consummating an acquisition, we seek to implement our disclosure controls and procedures as well as our internal controls over financial reporting at the acquired company as promptly as possible. Depending upon the nature of the business acquired, the implementation of our disclosure controls and procedures as well as the implementation of our internal controls over financial reporting at an acquired company may be a lengthy process. We conduct due diligence prior to consummating an acquisition; however, such diligence may not identify all material issues and our integration efforts may periodically expose deficiencies in the disclosure controls and procedures as well as in internal controls over financial reporting of an acquired company. If such deficiencies exist, we may not be in a position to comply with our periodic reporting requirements and, as a result, our business and financial condition may be materially harmed.

Risks Related To Ownership of Our Common Stock

Market volatility and fluctuations in our stock price and trading volume may cause sudden decreases in the value of an investment in our common stock.

The market for our common stock is illiquid and subject to wide fluctuations in response to a number of factors, including, but not limited to:

•	limited numbers of buyers and sellers in the market;
•	actual or anticipated variations in our results of operations;
•	our ability or inability to generate new revenues;
•	the development of our products; and
•	increased competition or technological innovations or new products by competitors.

The market price of our common stock has historically been, and we expect it to continue to be, volatile.  The price of our common stock has ranged from between $0.04 to $0.32 since January 1, 2010.  In addition to the extremely volatile nature of the stock market, our stock price has been affected by our own public announcements regarding such things as financings and product development.  Furthermore, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance which include stock market fluctuations, general economic, political and overall global market conditions, such as recessions, interest rates or international currency fluctuations, in addition to market conditions in our industry. Consequently, events both within and beyond our control may adversely affect the market price and liquidity of our common stock.

Sales of substantial amounts of our common stock in the public market could harm the market price of our common stock.

The sale of a substantial number of shares of our common stock by stockholders could adversely affect the market price of our shares.  As of May 31, 2011, we had approximately 21,200 stockholders, many of whom have held their shares for the required holding periods under Rule 144 promulgated pursuant to the Securities Act and thus would hold freely tradable shares.  Pursuant to registration rights agreements entered into in connection with the private placements we closed on May 4 and May 27, 2011, we agreed to register for resale 22,588,332 shares of common stock issued to the selling stockholders in the private placements and none of the selling stockholders are subject to lock-up agreements.  Once the registration statement we filed in connection with the private placements is declared effective by the SEC, the selling stockholders named therein will be able to resell publicly from time to time up to 22,588,332 shares of our common stock held by such selling stockholders.  If the private placement shares are sold, or if it is perceived they will be sold, the trading price of our common stock could decline. Because investors may be more reluctant to purchase shares of our common stock following substantial sales or issuances, the resale of the shares of common stock issued in the private placement could impair our ability to raise capital in the near term.

Future equity or convertible debenture financings will result in additional dilution of the ownership interest of our existing investors and may have an adverse impact on the price of our common stock.

We expect that we will need to raise additional capital in the future to continue our operations. In fact, we intend to raise capital for the construction by GTC of a ground station in India, among other reasons.  Historically the primary source of the additional capital we have raised has been equity and convertible debentures, and we expect that equity-related instruments will continue to be a source of additional capital. Any future equity or convertible debenture financings will dilute the ownership interest of our existing investors and may have an adverse impact on the price of our common stock.

In addition, the terms of various securities we have issued provide for anti-dilution adjustments to their exercise or conversion price in certain circumstances. Since their issuance, certain of our warrants have been re-priced numerous times due to later sales deemed dilutive issuances under their terms.  Additional dilutive issuances could trigger certain of these anti-dilution provisions that could negatively impact the price of our common stock.

We have authorized preferred stock that can be designated by our board of directors without shareholder approval.

We have authorized 10,000,000 shares of preferred stock.  The shares of preferred stock may be issued from time to time in one or more series, each of which shall have distinctive designation or title as shall be determined by our board of directors prior to the issuance of any shares thereof. The preferred stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as adopted by our board of directors. Because our board of directors is able to designate the powers and preferences of the preferred stock without the vote of the holders of our common stock, the holders of our common stock will have no control over what designations and preferences our preferred stock will have. As a result of this, our board of directors could designate one or more series of preferred stock with superior rights to the rights of the holders of our common stock.

Provisions in our charter documents and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.

Our restated certificate of incorporation and bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include:

•	the ability of the board of directors to designate the terms of, and to issue new, series of preferred stock;
•	advance notice requirements for nominations for election to the board of directors;
•	the ability of the board of directors to fix the number of directors and fill any vacancies or newly created directorships;
•	a classified board of directors;
•	Limitations on the removal of directors;
•	limitations on stockholders’ ability to call a special meeting of stockholders; and
•	special voting requirements for the amendment of certain provisions of our bylaws.

We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, certain provisions of our certificate of incorporation and bylaws, and certain provisions of Delaware law, may singularly and/or collectively make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock.

Since we have not paid dividends on our common stock, you may not receive income from your investment.

We have not paid dividends on our common stock and do not contemplate or anticipate paying any dividends on our common stock in the foreseeable future.  Earnings, if any, will be used to finance the development and expansion of our business.

Investors may face significant restrictions on the resale of our common stock due to federal regulations of penny stock .

Our common stock is subject to the requirements of Rule 15g-9, promulgated under the Exchange Act, as long as the price of our common stock is below $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990, also requires additional disclosure in connection with any trades involving a stock defined as a penny stock. Generally, the SEC defines a penny stock as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $5.00 per share. The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. In addition, various state securities laws impose restrictions on transferring penny stocks.  Furthermore, certain brokers or on-line trading houses may not accept our common stock for brokerage accounts at their firms. Such requirements could severely limit the market liquidity of our securities and the ability of purchasers to sell our securities in the secondary market.

USE OF PROCEEDS

WSGI will not receive any proceeds from the sale of the Shares covered by this Prospectus.  While WSGI will receive sums upon the exercise of options by the Selling Shareholders, WSGI currently has no plans for their application, other than for general corporate purposes.  WSGI cannot assure you that any such options will be exercised.

THE SELLING SHAREHOLDERS

Certain affiliates of WSGI (the “Selling Shareholders”) set forth below have received the Non-Qualified Options and options under the 2004 Plan and may receive options or other awards (“Awards”) under the 2011 Plan in the future and upon exercise of such options or acquisition and vesting of Shares pursuant to Awards will receive Shares which may be sold, and the Shares are being registered hereby for resale.

The Selling Shareholders may resell any or all of such Shares at any time they choose while this Prospectus is effective.  The inclusion in this Prospectus of the persons named below who have acquired Shares under the Plans and/or the Non-Qualified Options shall not be deemed to be an admission that any such individual is an “affiliate” of ours.  There is no assurance that any of the Selling Shareholders will sell any or all of the Shares covered by this Prospectus.

The following table sets forth:  (i) the name of the Selling Shareholders, (ii) his or her position(s), office or other material relationship with WSGI and its predecessors and affiliates over the past three years, (iii) the number of shares of Common Stock beneficially owned by each Selling Shareholder prior to and following the offering, and (iv) the Shares being offered pursuant to this Prospectus.

Name and Position	Shares Beneficially Owned Prior to Offering (1)	Shares Offered Pursuant to Prospectus (2)(4)	Shares Beneficially Owned After Offering (1)	Percent of Common Stock After Offering (1)
Michael K. Clark, Chairman (3)	18,508,525	6,333,334	12,175,191	3.0%
Wayne P. Jackson, Director	2,650,000	250,000	2,400,000	*
Glenn D. Estrella, President, CEO and Director	14,075,147	12,222,222	1,852,925	*
Barbara M. Johnson, VP, GC and Secretary	4,750,000	4,050,000	700,000	*
W. Jeffrey Sawyers, CFO and Treasurer	1,300,000	1,500,000	_	*
Daniyel Erdberg, Director Business Development	19,661,111	14,061,111	5,600,000	1.4

*	Less than 1%

(1)
Applicable percentage of ownership is based on 399,378,152 shares of Common Stock of WSGI outstanding as of August 10, 2011 and includes shares of Common Stock which have not been issued but are subject to options and warrants which either are presently exercisable or will become exercisable, within 60 days of August 10, 2011, as follows: Mr. Clark – 5,566,667 shares; General Jackson – 250,000 shares; Mr. Estrella – 11,455,556 shares; Ms. Johnson – 3,250,000 shares; Mr. Sawyers – 1,300,000 shares; and Mr. Erdberg – 13,561,111 shares.

(2)
Includes shares that have not yet been issued and are not vested or exercisable under stock option grants within 60 days of August 10, 2011, and thus reflects shares that are not included in beneficial ownership in columns 1 and 3.

(3)	Includes 60,000 shares of Common Stock owned by his daughter over which shares Mr. Clark exercises voting power and/or investment power.

(4)
As of the date of this Prospectus, Mssrs. Clark, Jackson, Estrella, Sawyers and Erdberg and Ms. Johnson have been granted options under the 2004 Plan, Mssrs. Clark, Estrella, Erdberg, and Sawyers and Ms. Johnson have been granted Non-Qualified Options, and no one has received options, restricted stock, restricted stock units or other Awards under the 2011 Plan.  As part of this Prospectus, WSGI is registering 63,916,667 shares for the account of any recipient (including the Selling Shareholders) of options, restricted stock, restricted stock units or other Awards in connection with the Non-Qualified Options, and grants under the Plans.  There can be no assurances that any Selling Shareholder will receive or sell all or any of the Shares registered pursuant to this Prospectus.  If a Selling Shareholder intends to sell Shares pursuant to this Prospectus, a post-effective amendment may be filed prior to such sale.

PLAN OF DISTRIBUTION

The Selling Shareholders have not advised WSGI of any specific plan for the sale or distribution of the Shares.  If and when they occur, such sales may be made in any of the following manners:

•
On the OTCBB (or through the facilities of any other national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the shares are then listed, admitted to unlisted trading privileges or included for quotation);

•	In public or privately negotiated transactions;

•	In transactions involving principals or brokers;

•	In a combination of such methods of sale; or

•	Any other lawful methods.

Although sales of the Shares are, in general, expected to be made at market prices prevailing at the time of sale, the Shares may also be sold at prices related to such prevailing market prices or at negotiated prices, which may differ considerably.

When offering the Shares covered by this Prospectus, each of the Selling Shareholders and any broker-dealers who sell the Shares for the Selling Shareholders may be “underwriters” within the meaning of the Securities Act, and any profits realized by such Selling Shareholders and the compensation of such broker-dealers may be underwriting discounts and commissions.

Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the Shares may be listed, including block trading in negotiated transactions.  Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the Shares covered by this Prospectus, either as agents for others or as principals for their own accounts, and reselling such Shares pursuant to this Prospectus.  The Selling Shareholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf.  In connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts, any or all of which might be in excess of customary amounts.

Each of the Selling Shareholders is acting independently of WSGI in making decisions with respect to the timing, manner and size of each sale of Shares.  WSGI has not been advised of any definitive selling arrangement at the date of this Prospectus between any Selling Shareholder and any broker-dealer or agent.

To the extent required, the names of any agents, broker-dealers or underwriters and applicable commissions, concessions, allowances or discounts, and any other required information with respect to any particular offer of the Shares by the Selling Shareholders, will be set forth in a Prospectus Supplement.

The expenses of preparing and filing this Prospectus and the related Registration Statement with the SEC will be paid entirely by WSGI.  Shares of Common Stock covered by this Prospectus also may qualify to be sold pursuant to Rule 144 under the Securities Act, rather than pursuant to this Prospectus.  The Selling Shareholders have been advised that they are subject to the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including without limitation, Rule 10b-5 thereunder.

Neither WSGI nor the Selling Shareholders can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the Selling Shareholders on account of their sales of the Shares from time to time.

LEGAL MATTERS

Certain legal matters with respect to the issuance of the Shares offered in this Prospectus will be passed upon for WSGI by Fleming PLLC, New  York, New York.

EXPERTS

The audited financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been so incorporated by reference in reliance upon the reports of Rosen Seymour Shapss Martin & Company LLP, an independent registered public accounting firm, upon the authority of said firm as experts in giving said reports.

INFORMATION INCORPORATED BY REFERENCE

The following documents filed by WSGI with the SEC are incorporated in this Registration Statement by reference as of their respective dates:

(a)
WSGI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on March 30, 2011 (File No. 001-32509) and WSGI’s Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on August 22, 2011 and Amendment  No. 2 to Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on September 19, 2011 (File No. 001-32509);

(b)	WSGI’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, filed on May 16, 2011 (File No. 001-32509);

(c)
WSGI’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011, filed on August 15, 2011 (File No. 001-32509); and WSGI’s Amendment No. 1 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011, filed on August 29, 2011 and WSGI’s Amendment No. 2 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011, filed on September 19, 2011 (File No. 001-32509);

(d)
WSGI’s Current Reports on Form 8-K filed on January 3, 2011, January 24, 2011, February1, 2011, February 8, 2011, March 7, 2011, March 28, 2011, April 12, 2011, April 14, 2011, April 19, 2011, May 9, 2011, May 20, 2011, May 31, 2011, June 2, 2011, June 15, 2011, June 17, 2011, July 26, 2011 and July 27, 2011 and Amendment No. 1 to Current Report on Form 8-K filed on August 9, 2011 (File No. 001-32509); and

(d)
The section entitled “Description of Capital Stock” contained in WSGI’s Amendment No. 2 to Registration Statement on Form S-1 filed under the Securities Act of 1933, as amended, on September 20, 2011 (Registration No. 333-175307).

All documents subsequently filed with the SEC by WSGI pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

WSGI will provide to any person, including any beneficial owner of its securities, to whom this Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with this Prospectus.  You may make such requests at no cost to you by writing or telephoning WSGI at the following address or number:

World Surveillance Group Inc.
Mail Code: SWC
Kennedy Space Center, FL 32899
Phone: (321) 452-3545

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and accordingly file reports, proxy statements and other information with the SEC.  Reports, proxy statements and other information filed by WSGI may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330.  Our Common Stock is traded on the OTCBB.

We have filed with the SEC a Registration Statement on Form S-8 under the Securities Act with respect to the shares of our Common Stock offered hereby.  This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules filed therewith. For further information about us and the Shares of our Common Stock offered hereby, we refer you to the Registration Statement and the exhibits and schedules filed thereto. Statements contained in this Prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Registration Statement. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 on official business days during the hours of 10:00 a.m. to 3:00 p.m. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

We will provide without charge to each person who is delivered a Prospectus, on written or oral request, a copy of any or all of the documents incorporated by reference in this document, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents.  Requests for copies should be directed to Investor Relations, World Surveillance Group Inc., Mail Code: SWC, Kennedy Space Center, FL 32899, Telephone:  (321) 452-3545.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our amended and restated certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our directors or officers whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, or penalties and amounts paid in settlement) reasonably incurred or suffered by such person.

Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, or an action brought by or on behalf of the corporation, indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to us or our stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL; and

•	from any transaction from which the director derived an improper personal benefit.

In addition, we have entered into indemnification agreements with our directors, officers and some employees containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The foregoing discussion of our amended and restated certificate of incorporation, our indemnification agreements and Delaware law is not intended to be exhaustive and is qualified in its entirety by such amended and restated certificate of incorporation, indemnification agreements or laws.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Company with the SEC are incorporated in this Registration Statement by reference as of their respective dates:

(a)
WSGI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filedon March 30, 2011 (File No. 001-32509) and WSGI’s Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on August 22, 2011 and Amendment  No. 2 to Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on September 19, 2011 (File No. 001-32509);

(b)	WSGI’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, filedon May 16, 2011 (File No. 001-32509);

(c)
WSGI’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011, filed onAugust 15, 2011 (File No. 001-32509); and WSGI’s Amendment No. 1 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011, filed on August 29, 2011 and WSGI’s Amendment No. 2 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011, filed on September 19, 2011 (File No. 001-32509);

(d)
WSGI’s Current Reports on Form 8-K filed on January 3, 2011, January 24, 2011, February1, 2011, February 8, 2011, March 7, 2011, March 28, 2011, April 12, 2011, April 14, 2011, April 19, 2011, May 9, 2011, May 20, 2011, May 31, 2011, June 2, 2011, June 15, 2011, June 17, 2011, July 26, 2011 and July 27, 2011 and Amendment No. 1 to Current Report on Form 8-K filed on August 9, 2011 (File No. 001-32509); and

(d)
The section entitled “Description of Capital Stock” contained in WSGI’s Amendment No. 2to Registration Statement on Form S-1 filed under the Securities Act of 1933, as amended, on September 20, 2011 (Registration No. 333-175307).

All documents subsequently filed with the SEC by WSGI pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our amended and restated certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our directors or officers whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, or penalties and amounts paid in settlement) reasonably incurred or suffered by such person.

Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, or an action brought by or on behalf of the corporation, indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to us or our stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL; and

•	from any transaction from which the director derived an improper personal benefit.

In addition, we have entered into indemnification agreements with our directors, officers and some employees containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The foregoing discussion of our amended and restated certificate of incorporation, our indemnification agreements and Delaware law is not intended to be exhaustive and is qualified in its entirety by such amended and restated certificate of incorporation, indemnification agreements or laws.

ITEM 8.  EXHIBITS

Exhibit No.	Description of Exhibit

4.1	Amended and Restated By-Laws of the Company (filed as an Exhibit to the Company’s Current Report on Form 8-K, as filed with the SEC on March 7, 2011 and incorporated herein by reference)

4.2	Amended and Restated Certificate of Incorporation (filed as an Exhibit to the Company’s Current Report on Form 8-K, as filed with the SEC on July 27, 2011 and incorporated herein by reference)

4.3
Certificate of Ownership of Sanswire Corp. and World Surveillance Group Inc. dated April 4, 2011 (filed as an Exhibit to the Company’s Current Report on Form 8-K, as filed with the SEC on April 19, 2011 and incorporated herein by reference)

4.4	2004 Employee Stock Option Plan (filed as Appendix 1 to the Company’s Definitive Proxy Statement, as filed with the SEC on July 11, 2005 and incorporated herein by reference)

4.5	2011 Equity Compensation Incentive Plan (filed as an Exhibit to the Company’s Current Report on Form 8-K, as filed with the SEC on July 27, 2011 and incorporated herein by reference)

4.6	Non-Qualified Stock Option Agreements (filed as Exhibits to the Company’s Quarterly Report on Form 10-Q, as filed with the SEC on May 16, 2011 and incorporated herein by reference)

5.1*	Opinion of Fleming PLLC

23.1*	Consent of Rosen Seymour Shapss Martin & Company LLP

23.2*	Consent of Fleming PLLC (included in Exhibit 5.1)

24.1*	Power of Attorney (included as part of the signature page to this Registration Statement)

ITEM 9.  UNDERTAKINGS.

(a)	WSGI hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to thisRegistration Statement:

(i)	To include any Prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the Prospectus any facts or events arising after the effective date of the RegistrationStatement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of Prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)
To include any additional or changed material information with respect to the plan of distributionnot previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by WSGI pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effectiveamendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
WSGI hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing ofWSGI’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officersand controlling persons of WSGI pursuant to applicable indemnification provisions, WSGI has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by WSGI of expenses incurred or paid by a director, officer or controlling person of WSGI in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, WSGI will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kennedy Space Center, State of Florida on October 5, 2011.

WORLD SURVEILLANCE GROUP INC.

By:	/s/ Glenn D. Estrella
Glenn D. Estrella
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Glenn D. Estrella and W. Jeffrey Sawyers, jointly and severally, his or her true and lawful attorneys-in-fact and agents with full powers of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all supplements amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the dates indicated by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Glenn D. Estrella	President, Chief Executive Officer and Director	October 5, 2011
Glenn D. Estrella	(Principal Executive Officer)

/s/ W. Jeffrey Sawyers	Chief Financial Officer and Treasurer	October 5, 2011
W. Jeffrey Sawyers	(Principal Financial and Accounting Officer)

	Director	October 5, 2011
Michael K. Clark

/s/ Anita S. Hulo	Director	October 5, 2011
Anita S. Hulo

/s/ Wayne P. Jackson	Director	October 5, 2011
Wayne P. Jackson

/s/ Kevin S. Pruett	Director	October 5, 2011
Kevin S. Pruett

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4.1	Amended and Restated By-Laws of the Company (filed as an Exhibit to the Company’s Current Report on Form 8-K, as filed with the SEC on March 7, 2011 and incorporated herein by reference)

4.2	Amended and Restated Certificate of Incorporation (filed as an Exhibit to the Company’s Current Report on Form 8-K, as filed with the SEC on July 27, 2011 and incorporated herein by reference)

4.3
Certificate of Ownership of Sanswire Corp. and World Surveillance Group Inc. dated April 4, 2011 (filed as an Exhibit to the Company’s Current Report on Form 8-K, as filed with the SEC on April 19, 2011 and incorporated herein by reference)

4.4	2004 Employee Stock Option Plan (filed as Appendix 1 to the Company’s Definitive Proxy Statement, as filed with the SEC on July 11, 2005 and incorporated herein by reference)

4.5	2011 Equity Compensation Incentive Plan (filed as an Exhibit to the Company’s Current Report on Form 8-K, as filed with the SEC on July 27, 2011 and incorporated herein by reference)

4.6	Non-Qualified Stock Option Agreements (filed as Exhibits to the Company’s Quarterly Report on Form 10-Q, as filed with the SEC on May 16, 2011 and incorporated herein by reference)

5.1*	Opinion of Fleming PLLC

23.1*	Consent of Rosen Seymour Shapss Martin & Company LLP

23.2*	Consent of Fleming PLLC (included in Exhibit 5.1)

24.1*	Power of Attorney (included as part of the signature page to this Registration Statement)